Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Logitech International S.A.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Registered Shares, par value of CHF 0.25 each under the Logitech International S.A. 2006 Stock Incentive Plan	Rule 457(c) and Rule 457(h)	3,250,000	$63.08	$205,010,000.00	0.00011020	$22,592.10
Total Offering Amounts					$205,010,000.00		-
Total Fee Offsets(3)							-
Net Fee Due							$22,592.10

	(1)	This Registration Statement shall also cover any additional shares which become issuable under the Logitech International S.A. 2006 Stock Incentive Plan by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.
	(2)
Calculated solely for the purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s shares as reported on The Nasdaq Global Select Market on May 12, 2023.

	(3)	The Registrant does not have any fee offsets.

Table 2 – Fee Offset Claims and Sources
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources